As filed with the Securities and Exchange Commission on January 5, 1996

                                                       Registration No. 33-62697

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 Amendment No. 1
                                       to
                                    Form S-3
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             ----------------------

                                 Candie's, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                                                 11-2481903
 (State or other                                           (I.R.S. employer
 jurisdiction of                                            identification
 incorporation or                                              number)
 organization)

                             2975 Westchester Avenue
                            Purchase, New York 10577
                                 (914) 694-8600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    Neil Cole
                      President and Chief Executive Officer
                                 Candie's, Inc.
                             2975 Westchester Avenue
                            Purchase, New York 10577
                                 (914) 694-8600
                (Name, address, including zip code, and telephone
                number, including area code of agent for service)

                              ---------------------

                                   Copies to:

                             Robert J. Mittman, Esq.
                       Tenzer, Greenblatt, Fallon & Kaplan
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 573-4353
                           Telecopier: (212) 573-4313

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box   |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

                           ---------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus of which this Registration Statement forms a part also covers (i) 2,950,000 shares of Common Stock issuable upon exercise of the Class B and Class C Warrants and (ii) 653,646 shares of Common Stock currently issuable upon exercise of certain underwriter's warrants, which shares were previously registered pursuant to the Registration Statement on Form S-3 (file no. 33-53878) of the registrant (then known as Millfeld Trading Co., Inc.)

                                                  CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                  Proposed                      Proposed
 Title of                                          Maximum                      Maximum
  Shares                 Amount to                Offering                     Aggregate                 Amount of
  to be                      be                     Price                       Offering                Registration
Registered              Registered(1)            Per Unit(2)                    Price(2)                   Fee(2)
----------              ------------             ----------                     -------                    -----
Common                    2,975,732                $2.42                      $7,201,271                 $2,483.20
Stock                      shares(3)
($.001 Par
Value)

Common                    3,603,646                 (4)                          (4)                         (4)
Stock                      shares
($.001 Par                (3)(4)
value)

                                    PREVIOUSLY PAID.................................................     $3,985.38
                                    TOTAL DUE.......................................................     $   53.82(5)
                                                                                                         ===========


====================================================================================================================================


(1) Of the shares of Common Stock being registered, (i) 2,950,000 shares are issuable upon exercise of publicly-traded redeemable Class B and Class C Common Stock Purchase Warrants of the registrant, and (ii) the remaining 3,629,378 shares are for the account of selling stockholders who acquired such shares or warrants or options to acquire such shares from the registrant in private transactions or, in the case of Whale Securities Co., L.P. ("Whale") and its designees, in connection with the Company's 1993 public offering. No other shares of the registrant's Common Stock are being registered pursuant to this offering.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, (the "Act") the registration fee has been calculated based upon the average of the high and low sale prices as reported in the consolidated reporting system (NASDAQ) for the registrant's Common Stock on January 2, 1996.


(3) Pursuant to Rule 416 of the Act, there are also being registered hereunder such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments including any adjustments due to anti-dilution provisions contained in outstanding warrants and/or options.

(4) Represents (i) 2,950,000 shares of Common Stock issuable upon exercise of registrant's redeemable Class B and Class C Common Stock Purchase Warrants and (ii) 653,646 shares of Common Stock currently issuable upon exercise of certain underwriter's warrants of the registrant issued to Whale and its designees. All of the shares were previously registered pursuant to amendment no. 2 to the registrant's registration statement on Form S-1 (file no. 33-

         53878) for which a filing fee was previously paid. Pursuant to Rule 429 under the Act, no additional fee is being paid with respect to such shares. See "Explanatory Note".


(5) The total due represents payment for 64,500 additional shares of Common Stock being registered in this Amendment No. 1.


                              ---------------------

                                 Candie's, Inc.

                                    FORM S-3

                      ------------------------------------

                              Cross-Reference Sheet

     Pursuant to Item 501(b) of Regulation S-B, showing the location in the Prospectus of the information required by Part I of Form S-3.

     FORM S-3 ITEM
     NUMBER AND CAPTION                             HEADING IN PROSPECTUS
     ------------------                             ---------------------

1.   Forepart of Registration                       Outside Front Cover Page
       Statement and Outside                        of Prospectus
       Front Cover Page of Prospectus

2.   Inside Front and Outside                       Inside Front and Outside
       Back Cover Pages of                            Back Cover Pages of
       Prospectus                                     Prospectus

3.   Summary Information, Risk                      Prospectus Summary;
       Factors and Ratio of                           Risk Factors
       Earnings to Fixed Charges

4.   Use of Proceeds                                Prospectus Summary;
                                                      Use of Proceeds

5.   Determination of Offering                      Front Cover Page of
       Price                                          Prospectus; Plan of
                                                      Distribution

6.   Dilution                                       Not Applicable

7.   Selling Security Holders                       Selling Stockholders

8.   Plan of Distribution                           Front Cover Page of
                                                      Prospectus; Plan of
                                                      Distribution

9.   Description of Securities                      Not Applicable
     to be Registered

10.  Interests of Named Experts                     Legal Matters
       and Counsel

11.  Material Changes                               Risk Factors; Information
                                                      Incorporated by Reference
                                                      Recent Developments

12.  Incorporation of Certain                       Information Incorporated by
       Information by Reference                       Reference

13.  Disclosure of Commission                       Indemnification
       Position on
       Indemnification
       for Securities Act
       Liabilities

PROSPECTUS
----------

                                6,579,378 Shares


                                 CANDIE'S, INC.

                                  Common Stock


     This Prospectus covers 1,475,000 shares of common stock, $.001 par value (the "Common Stock"), of Candie's, Inc. (the "Company"), issuable upon exercise of redeemable Class B Common Stock Purchase Warrants (the "Class B Warrants") and an additional 1,475,000 shares of Common Stock issuable upon exercise of redeemable Class C Common Stock Purchase Warrants (the "Class C Warrants," and together with the Class B Warrants, sometimes collectively referred to herein as the "Public Warrants"). The Public Warrants were included in the units sold in the Company's 1993 public offering. Each Public Warrant entitles the registered holder thereof to purchase until February 23, 1998, one share of Common Stock at an exercise price of $4.00 per share (in the case of the Class B Warrants) or $5.00 per share (in the case of the Class C Warrant), subject to adjustment.


     This Prospectus also relates to an offering by certain selling stockholders (collectively, the "Selling Stockholders") of an aggregate of up to 3,629,378 shares of Common Stock, of which up to 2,200,301 shares are issuable upon the exercise of warrants and options held by certain of the Selling Stockholders (the "Selling Stockholder Options,"). The Selling Stockholder Options together with the Public Warrants are collectively sometimes hereinafter referred to as the "Derivative Securities".


     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."


     If all of the Derivative Securities are exercised, of which there can be no assurance, the Company will receive gross proceeds of approximately $18,700,000. Any proceeds received by the Company will used for working capital and general corporate purposes. See "Use of Proceeds".

     The Common Stock is traded on the NASDAQ National Market System, under the symbol "CAND." On January 2, 1996, the last sale price of the Common Stock as reported on the NASDAQ National Market System was $2.4375 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
        SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS
                OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
        STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

         The date of this Prospectus is                           , 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

          (a) Annual Report on Form 10-KSB for the fiscal year ended January 31, 1995;


          (b) Form 10-KSB/A, Amendment No. 1 to Form 10-KSB for the fiscal year ended January 31, 1995;


          (c) Quarterly Report on Form 10-QSB for the quarterly period ended April 30, 1995;


          (d) Quarterly Report on Form 10-QSB for the quarterly period ended July 31, 1995;

          (e) Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the fiscal period ended July 31, 1995;

          (f) Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 1995;

          (g) Current Report on Form 8-K for the event dated July 31, 1995; and

          (h) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A declared effective on January 19, 1990.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. Neil Cole, Candie's Inc., 2975 Westchester Avenue, Purchase, New York 10577, telephone:
(914) 694-8600.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

     The Company and its subsidiaries are engaged primarily in the design, marketing and importation of a variety of moderately-priced women's and girls' casual, outdoor and fashion footwear under the CANDIE'S(R) trademark for distribution to better department and specialty stores nationwide. The Company also licenses its CANDIE'S(R) trademark to third parties for the sale of other products under such licenses generally pursuant to exclusive agreements that require the licensees to pay royalties, including minimum royalties, to the Company. Such licenses include licenses for the sale of children's footwear and ladies intimate apparel under the CANDIE'S(R) trademark. The Company also arranges for the manufacture of footwear products, similar to those produced under the CANDIE'S(R) mark, for mass market and discount retailers, under one of the Company's other trademarks or under the private label brand of a retailer. In addition, the Company sells a variety of men's workboots, hiking boots, winter boots and outdoor casual shoes designed, marketed and distributed by the Company's wholly-owned subsidiary, Bright Star Footwear, Inc. ("Bright Star"), under Bright Star's private label and a brand name licensed by the Company from third parties specifically for Bright Star (ASPEN(R)). The Company has recently entered into an agreement with the owner of the BONGO(R) trademark to act as exclusive licensee to manufacture and market women's footwear in North America under the BONGO trademark for an initial period expiring July 31, 1998, which may be extended by the Company under certain circumstances, to July 31, 2001.

     During its fiscal year ended January 31, 1994, the Company completed a restructuring plan (the "Restructuring Plan") which substantially reduced its liabilities, restructured the terms of continuing obligations, reduced operating costs and acquired new sources of revenue and capital funds by effecting (i) the acquisition of the CANDIE'S(R) and other trademarks and the related trademark licensing business from El Greco, Inc. ("El Greco"), a former subsidiary of New Retail Concepts, Inc. ("NRC") that was merged into NRC in 1993, and by granting additional licenses for the distribution of products bearing the CANDIE'S(R) trademark and entering into license agreements to obtain additional brand name licenses for Bright Star; (ii) the conversion to equity of an outstanding $3.5 million debenture and certain other liabilities of the Company; (iii) the restructuring of the Company's institutional debt and the establishment of new credit facilities;
(iv) a 1-for-4.5 reverse stock split; (v) sales of its securities; (vi) settlement of outstanding U.S. Customs Service claims; and (vii) the corporate readjustment of the Company's accounts and financial statements in the form of a "quasi-reorganization" (the "Quasi-Reorganization"). In addition, in March 1993, Neil Cole, the President and Chief Executive Officer and a director and principal shareholder of NRC, joined the Company as its new Chairman of the Board, President and Chief Executive Officer.

     Although the Restructuring Plan helped improve the Company's financial condition, the Company determined that it would have to take further steps during the fiscal year ending January 31, 1995 ("Fiscal 1995") to further improve its financial condition. During Fiscal 1995, the Company completed a further series of transactions as part of a comprehensive plan (the "Financial Program") intended to significantly improve the Company's financial condition and help to ensure the Company's financial viability by substantially reducing operating and other expenses and liabilities while improving cash flow. Among other things, as part of the Financial Program, the Company reduced its rental expense by relocating its executive offices and showroom to Westchester County, New York, eliminated certain trade payables through the issuance of shares of its Common Stock, settled certain litigation and eliminated approximately $3.4 million of institutional indebtedness.

     The Company was incorporated in the State of Delaware in 1978. The Company's principal executive offices are located at 2975 Westchester Avenue, Purchase, New York 10577 and its telephone number is (914) 694-8600.

                                  The Offering



Common Stock offered..........                   2,950,000 shares issuable by
                                                 the Company upon exercise of
                                                 the Public Warrants and
                                                 3,629,378 shares to be offered
                                                 by the Selling Stockholders


Common Stock outstanding(1)...                   8,265,995 shares


Common Stock to be outstanding
after the offering(2).........                   13,420,000 shares

Proceeds......................                   The Company will not receive
                                                 any of the proceeds from the
                                                 sale of Common Stock by the
                                                 Selling Stockholders.  The
                                                 Company will receive gross
                                                 proceeds of approximately
                                                 $18,700,000 if all the
                                                 Derivative Securities are
                                                 exercised, of which there can
                                                 be no assurance. Any proceeds
                                                 received by the Company will
                                                 be used for working capital
                                                 and general corporate pur-
                                                 poses.  See "Use of Proceeds."


Risk Factors..................                   The securities offered hereby
                                                 involve a high degree of risk.
                                                 See "Risk Factors."


NASDAQ National Market System Symbol-Common Stock... CAND

-----------------------
(1) Based on shares outstanding on December 29, 1995, not including (i) 54,397 shares issuable upon exercise of outstanding Class A redeemable warrants;
     (ii) 2,950,000 shares issuable upon exercise of the Public Warrants; (iii) an aggregate of 653,646 shares issuable upon exercise of the unit warrants issued to the underwriter of the Company's March 3, 1993 secondary public offering of its securities and its designees and the warrants underlying such unit warrants ("Underwriter's Warrants"); (iv) 194,300 shares issuable upon exercise of outstanding stock options under the Company's 1989 Stock Option Plan (the "Plan"); (v) 27,922 shares reserved for issuance upon exercise of options available for future grant under the Plan; and (vi) 3,963,877 shares issuable upon exercise of other outstanding non-Plan options and warrants.


(2)  Assumes exercise of all of the Derivative Securities.

                                  RISK FACTORS


     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.


     1. History of Significant Losses; Working Capital Deficit; Accumulated Deficit; Limited Relevant Operating History; Explanatory Paragraph in Independent Accountants' Report. The Company sustained a net loss of $6,321,092 for its fiscal year ended January 31, 1994. In addition, although as a result of an extraordinary gain from the extinguishment of debt, the Company achieved net income of $767,259 for its fiscal year ended January 31, 1995, it sustained an operating loss of $1,390,524 for such period. The Company sustained a net loss of $629,719 for the three months ended April 30, 1995 and achieved net income of $1,105,645 and $705,642 for the three months ended July 31, 1995 and October 31, 1995, respectively. In addition, at October 31, 1995, the Company had a working capital deficit of $246,430 and an accumulated deficit of $3,598,081. Upon consummation of this offering, the Company will most likely continue to have a substantial working capital deficit. In addition, although the Company commenced both the shift in its business emphasis and the reorganization of its business operations prior to the Quasi- Reorganization, the Company did not commence full operations in connection with its CANDIE'S(R) footwear until it acquired the CANDIE'S(R) trademark and the third-party licenses relating thereto in March 1993. Consequently, the Company has a limited operating history upon which an evaluation of its prospects in connection with its CANDIE'S(R) operations may be made and such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business or product and the competitive environment in which the Company operates.


     The Company anticipates that it will continue to incur substantial operating expenses, including product development and promotional costs relating to the CANDIE'S(R) trademark, costs relating to its Unbranded and Bright Star Divisions (in connection with the ASPEN(R) trademark licenses) and costs related to its use of the BONGO license. These expenses could result in continuing and significant operating losses for the foreseeable future, until such time, if ever, as the Company is able to attain adequate sales levels. There can also be no assurance that the Company will be able to successfully implement its marketing strategy or achieve and maintain profitable operations over any extended period of time. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements included in its Form 10-KSB for the fiscal year ended January 31, 1995, stating that the Company's working capital deficit and recurring losses raise substantial doubt about its ability to continue as a going concern.


     2. Uncertainty of Market Acceptance. Prior to March 3, 1993, the Company's activities with respect to the sale of footwear bearing the CANDIE'S(R) trademark were primarily directed toward design, development and preliminary marketing activities. Although the Company has instituted an extensive advertising campaign and has been marketing and shipping its CANDIE'S(R) footwear products for more than the past two years, achieving continued market acceptance of the Company's existing products or market acceptance of any future products which may be offered by the Company and therefore, the Company's ability to maintain or increase market share is subject to a high degree of uncertainty. Achieving market acceptance by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds to create a demand for such products. Moreover, there can be no assurance that such additional efforts and expenditures will result in either increased market acceptance of the Company's products or increased sales by the Company. Inasmuch as the Company is materially dependent on the sale of products bearing the CANDIE'S(R) trademark for a significant portion of its revenues, the failure of the CANDIE'S(R) trademark or products to achieve market acceptance would have a material adverse effect on the Company.


     3. Significant Capital Requirements; Possible Need for Additional Financing. The capital requirements associated with the manufacture and sale of the Company's products have been and will continue to be significant. The Company has been substantially dependent on financing from the arrangement with its factor and sales of its securities in order to finance its working capital requirements. Although the Company had a significant working capital deficit at October 31, 1995, it currently believes that it has sufficient cash and borrowing capacity to fund its operations as presently conducted for at least the balance of its current fiscal year. Nevertheless, the Company will require financing should it seek to expand its business operations. Moreover, in the event that projected cash flow prove to be insufficient to satisfy the Company's cash requirements, the Company may be required to seek additional funds through public or private equity or debt financing, which may result in dilution to the then existing shareholders of the Company. Failure of the Company to obtain any required additional financing on terms acceptable to it, or at all, could have a material adverse effect upon the Company's business and could require it to curtail its activities.


     4. Effect of Recession on the Fashion Industry; Rapidly Changing Fashion Trends. The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. Although the Company believes that its moderately-priced products are more appealing to consumers in a recessionary environment, there can be no assurance that a poor general economic climate will not have a negative impact on the Company's ability to compete for limited consumer resources. Moreover, the Company believes that its future success depends in substantial part on its ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If the Company misjudges the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which may have an adverse effect on the Company's business. In addition, the Company operates under substantial time constraints which require it to have production orders in place at specified times in advance of its customers' retail selling seasons. If the Company's suppliers fail to meet their delivery date requirements pursuant to their purchase orders with the Company, the Company will be unable to meet its delivery date requirements pursuant to its purchase orders with its customers. This could result in the cancellation of purchase orders both by the Company and its customers, reducing the sales of the Company and having an adverse effect on revenues and earnings. There can be no assurance that the Company will be able to adequately meet these demands, or that it will not be required to expend substantial sums in order to adequately respond to such demands.

     5. Dependence upon Unaffiliated Manufacturers and Suppliers. The Company does not own or operate any manufacturing facilities. All of the Company's footwear products are manufactured to its specifications by the Company's suppliers (either directly or through third party manufacturers on a subcontract basis). Although the Company may from time to time enter into contracts with certain of its suppliers, it does not intend to enter into contractual relationships with all of them. Moreover, there can be no assurance that the Company will be able to enter into contracts with any of its suppliers on terms favorable to the Company, or at all. Except for an agreement in principle with certain trade creditors to provide a line of credit to the Company for the manufacturing and purchasing of footwear, the Company has no contracts with any of the manufacturers or suppliers of its footwear products; therefore, any or all of these companies could terminate their relationship with the Company at any time. In addition, the manufacturers of the Company's products have limited production capacity and may not, in all instances, have the capability to satisfy the Company's manufacturing requirements. The Company believes that alternative manufacturing sources could be located should the manufacturing capacity required be in excess of that of its current manufacturers. Nevertheless, there can be no assurance that, in the future, the capacity of such manufacturers will be sufficient or that alternative manufacturing sources will be available on a cost effective basis. Accordingly, the Company's dependence upon third parties for the manufacture of its products could have an adverse effect on the Company's ability to deliver its products on a timely and competitive basis and could have an adverse effect on the Company's operations. See "Recent Developments."

     In addition, most raw materials necessary for the manufacture of the Company's footwear are purchased by the manufacturers from suppliers located in the country of manufacture. The Company does not intend to maintain contractual relationships with any of these suppliers. Although the Company believes that the raw materials required will be available from various alternative sources, there can be no assurance that any such materials will be available on a timely or cost-effective basis.

     6. Risks Relating to Foreign Manufacturing. The Company is subject to various risks associated with the manufacture of products in foreign countries, including political and economic instability, shipping delays, restrictions on transfer of funds, and customs duties, tariffs and import quotas, any of which could adversely affect the Company's ability to obtain products on a timely and competitive basis. In addition, the Company sells products on a "landed" basis and, therefore, assumes all risk of loss, damage or destruction until such products are delivered to and accepted by the customer.


     Since most of the Company's suppliers are foreign, any weakening of the United States dollar in relation to relevant foreign currencies, as has occurred in recent years, could result in increased costs to the Company if suppliers raise prices to compensate for the weakening of the dollar. In addition, all products manufactured overseas are subject to United States tariffs, duties and quotas. Other restrictions on the importation of footwear and apparel are periodically considered by the United States Congress and no assurances can be given that tariffs or duties on the Company's goods may not be raised, resulting in higher costs to the Company, or that import quotas respecting such goods may not be lowered. Deliveries of products from the Company's existing foreign suppliers could be restricted or delayed by the imposition of lower quotas and there can be no assurance that the Company would, in such event, be able to obtain similar quality products, at equally favorable prices, from domestic suppliers or from other foreign suppliers whose quotas have not been exceeded by the supply of goods to existing customers.


     7. Competition. The footwear and apparel industries are extremely competitive in the United States and the Company faces intense and substantial competition in each of its product lines. In general, competitive factors include quality, price, style, name recognition and service. Although the Company believes that it can compete favorably in these areas, there can be no assurance thereof. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of the Company's competitors have greater financial, distribution, marketing and other resources than the Company and have achieved significant name recognition for their brand names, such as Esprit(R), Bass(R) and White Mountain(R). There can be no assurance that the Company will be able to compete successfully.


     8. Trademark Ownership. The Company owns federal trademark registrations for CANDIE'S(R), BRIGHT STAR(R) and ASPEN(R), among others, and believes that such trademarks, especially the CANDIE'S(R) trademark, have significant value and are important to the marketing of the Company's products and those of its licensees. There can be no assurance that the Company's trademarks do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would not, in such an event, be prevented from using the trademarks, any of which events could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks.

     9. Dependence upon Key Personnel. The success of the Company is largely dependent upon the efforts of Neil Cole, its President, Chief Executive Officer and Chairman. Although the Company has entered into an employment agreement with Mr. Cole, expiring on February 23, 1997, which requires him to commit a majority of his business time to the affairs of the Company, the loss of his services would have a material adverse effect on the Company's business and prospects. The Company has purchased "key man" life insurance on the life of Mr. Cole in the amount of $2,000,000. The success of the Company is also dependent upon its ability to hire and retain additional qualified sales and marketing personnel in connection with the Company's design, marketing and distribution of its products. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

     10. No Dividends. The Company has not paid any cash dividends on its Common Stock to date, and does not expect to declare or pay any dividends in the foreseeable future.

     11. Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue additional shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby, prevent shareholders from receiving the maximum value for their shares. There can be no assurance that additional preferred stock of the Company will not be issued at some time in the future.


     12. Possible Delisting of Securities from NASDAQ System; Risk of Low-Priced Stocks. The Company's Common Stock is currently listed on the NASDAQ National Market System. It is necessary for continuing inclusion of its Common Stock on the NASDAQ National Market System that the Company will continue to meet NASDAQ's maintenance requirements. In the event that the Common Stock is no longer eligible for listing on the NASDAQ National Market System but is eligible for listing on the NASDAQ Small-Cap Market, the Common Stock would be subject to the maintenance requirements associated with listing on the NASDAQ Small-Cap Market. In order to continue to be included on the NASDAQ National Market System, a company must have 200,000 shares publicly held, a market value of the publicly held shares of at least $1,000,000, net tangible assets of at least $1,000,000 ($2,000,000 if the Company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years and $4,000,000 if it has sustained losses in three of its four most recent fiscal years), have 400 shareholders or 300 shareholders of round lots and a minimum bid price of $1.00 per share.

     In order to continue to be included on the NASDAQ Small-Cap Market, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Failure to meet these maintenance criteria in the future could result in the delisting of the Company's securities from NASDAQ and trading, if any, in the Company's securities would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than

$5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Conversion Shares in the secondary market. Moreover, the Common Stock could be delisted from the NASDAQ National Market System and not be included in the NASDAQ Small-Cap Market, immediately subjecting the Common Stock to the risks of the non-NASDAQ over-the-counter market and penny stock rules described above.


     13. Possible Volatility of Stock Market and Stock Price; Shares Eligible for Future Sale. In recent years, the stock market has experienced extreme price and volume fluctuations and market prices for securities of many companies have experienced wide fluctuation, not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Company's Common Stock will not be volatile. Furthermore, there are a significant number of shares of Common Stock which are currently eligible for sale under Rule 144 of the Securities Act of 1933, 3,629,378 shares of Common Stock beneficially owned by the Selling Stockholders, which shares are being offered for sale pursuant to this Prospectus and up to 2,950,000 shares issuable upon exercise of the Public Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                               RECENT DEVELOPMENTS

     The Company and New Retail Concept, Inc. ("NRC") have entered into a settlement agreement with the plaintiff, a former officer of NRC whose employment by NRC was terminated in October 1994, with respect to an action commenced in October 1994 by the plaintiff against NRC and the Company in the United States District Court for the Southern District of New York. The plaintiff had alleged that, pursuant to the Company's Services Allocation Agreement with NRC, the Company undertook to perform NRC's obligations under its employment agreement with the plaintiff. Under the settlement agreement, the Company and NRC are jointly and severally obligated to pay the plaintiff an aggregate of $226,000 in 36 bi-weekly payments of $6,277.78, which commenced on July 1, 1995, and the Company is also required to provide certain health benefit coverage for the plaintiff and his wife through December 31, 1996.

     In July 1995, Congress Talcott Corp. ("Congress"), a factor, informed the Company it was increasing, until March 31, 1996, the credit limits under the Company's accounts receivable factoring agreement with Congress from $7.5 to $10 million for borrowings secured by accounts receivable and for documentary letters of credit procured by Congress for the Company's account (the sub-limit for letters of credit is $2.5 million) and from $5 to $6 million for borrowings secured by finished good inventory.

     The Company has been advised by the Staff of the Securities and Exchange Commission (the "Commission") that the Commission has authorized the Staff to commence an administrative proceeding against the Company with respect to alleged violations of Section 5 of the Securities Act of 1933 in connection with the Company's 1993 Regulation S offering (the "Offering") of shares of Common Stock in the aggregate amount of $2,000,000. Although there can be no assurance, the Company believes that the outcome of any proceeding which the Commission may bring against it in connection with the Offering will not have a material adverse effect on the Company or its financial condition.

     In June 1995, the Company and certain trade creditors (the "Creditors") entered into a memorandum of intent (the "Memorandum"), pending the execution of definitive agreements, whereby the Company indicated its intent to pay existing indebtedness to the Creditors and to secure the payment of existing and future indebtedness of the Company to the Creditors by a security interest in all of its assets subordinate to the security interest in such assets in favor of Congress. The Memorandum states that the Creditors intend to continue to extend purchase money credit to the Company, provided that the Company makes payment for goods shipped within 30 days of the date of shipment. The definitive agreements will be subject to approval by the boards of directors of the Company and the Creditors and the consents of Congress to the creation of the security interest in favor of the Creditors and the relative priority thereof in relation to the security interests of Congress in such assets. There can be no assurance that definitive agreements will be authorized and executed by the Company and the Creditors or that Congress will give the required consent. Although at this time no definitive agreement has been negotiated the Creditors have continued to extend purchase money credit to the Company and the Company does not believe that its business will be adversely affected even if a definitive agreement is never executed.

     The Company recently announced that for its fiscal quarter ended October 31, 1995 it achieved net income of $705,642 ($.07 per share) on revenues of $10,602,194. There were 14,452,746 weighted average common and common equivalent shares outstanding during the fiscal quarter.


     In December 1995 the United States District Court for the Southern District of New York approved the settlement of an action instituted in July 1992 against the Company and its former directors by the Food and Allied Service Trades Department, AFL- CIO, and on behalf of the class of all other similarly situated stockholders. The settlement requires the Company to make a $100,000 cash payment to the plaintiffs and to issue to the plaintiffs that number of shares of its Common stock (up to a maximum of 600,000 shares) which would allow the plaintiffs to realize an additional $550,000 upon their sale over a two-year period. If the plaintiffs do not realize $550,000 from the sale of such shares, the Company will be required to pay to the plaintiffs the amount of the shortfall.


                                 USE OF PROCEEDS

     The Company will pay all of the costs associated with this offering. The Company will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders.


     The Company will receive gross proceeds of approximately $18,700,000 if all of the Derivative Securities are exercised, of which there can be no assurance. The Company intends to use the proceeds, if any, from exercises, if any, of the Derivative Securities for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of shares included for sale in this Prospectus. Such information was furnished to the Company by the Selling Stockholders.



                                          Shares Owned        Shares to be        Shares to be          Percentage
                                          Prior to the         Sold in the         Owned After         Owned After
  Name                                      Offering            Offering          the Offering         The Offering
  ----                                      --------            --------          ------------         ------------
Anil and Sudha Agarwal                       89,543             86,956              2,587                   *
Vijay Agarwal                                21,739             21,739                  0                   0
Eliana Alos                                   1,500              1,500(1)               0                   0
Seena Amsel                                   1,500              1,500(1)               0                   0
Nicolas Anari                                 7,564              7,564                  0                   0
Terry Anderson                                5,000              5,000(1)               0                   0
Mendel Balk                                  17,000             17,000(1)               0                   0
Nicholas J. Brown                            92,129             86,956              5,173                   *
Cynthia Buckwalter                            1,103              1,103                  0                   0
Michael Callahan                            113,889            113,889(1)               0                   0
Chapul Limited                               32,609             32,609                  0                   0
Tony Chiarello                                2,500              2,500(1)               0                   0
Michelle Colabatistto                         1,500              1,500(1)               0                   0
John Daniel                                  24,783             24,783                  0                   0
Eugene Duffy                                  7,500              7,500(1)               0                   0
Barry Emanuel                                25,000             25,000(1)               0                   0
Equity Securities,
  Inc.                                        4,752              4,752                  0                   0
Estate of Howard Harlow                      37,123             37,123                  0                   0
Fieldcrest Cannon, Inc.                     200,000            200,000                  0                   0
Ernesto Figueroa                              2,500              2,500(1)               0                   0
Troy Ford                                     2,500              2,500(1)               0                   0
Greg Goff                                    45,000             45,000(1)               0                   0
Richard Gothelf                             100,000            100,000(1)               0                   0
Gary L. Griffis                              24,326             21,739              2,587                   *
C. John Guenzel                              21,739             21,739                  0                   0
Peter Hauser                                 11,088             11,088                  0                   0
Invest L'Inc.                                33,386             33,386                  0                   0
Investplus, Inc.                             21,739             21,739                  0                   0
Mary Jochim                                  48,651             43,478              5,173                   *
Morton J. Kaplan Trust,
 Morton J. Kaplan, Trustee                   48,651             43,478              5,173                   *
Michael J. Keady                             24,326             21,739              2,587                   *
Kerry Kesar                                   1,500              1,500(1)               0                   0
Willis G. Kettelhut and
  Marilyn Kettelhut, Ten Com                 24,326             21,739              2,587                   *
Kirkpatrick, Pettis, Smith,
  Polian Inc., Cust.
  Rod Cerny IRA                              21,739             21,739                  0                   0
Kirkpatrick, Pettis, Smith,
  Polian Inc. Cust. for
  Karen C. Chubick IRA                        2,000              2,000                  0                   0
Kirpet Co.(2)                               143,993            143,993                  0                   0
Gary Klein                                   48,000             17,000(1)          31,000                   *
Alan Lichtenstein                             2,500              2,500(1)               0                   0
Linden Group Profit Sharing Plan             37,037             37,037                  0                   0
Stephen and Laura Lococo                     17,564             17,564                  0                   0
Sally O. Lundell                             24,326             21,739              2,587                   *
Man & Co. FBO Peter Hauser, IRA              88,000             88,000                  0                   0



                                          Shares Owned        Shares to be        Shares to be          Percentage
                                          Prior to the         Sold in the         Owned After         Owned After
  Name                                      Offering            Offering          the Offering         The Offering
  ----                                      --------            --------          ------------         ------------
Man & Co. FBO John Steinbergs, IRA           49,235             44,000              5,235                   *
Steven and Donna Manstedt                    21,739             21,739                  0                   0
  JTWROS
Angel Martinez                                1,000              1,000(1)               0                   0
Kathy Mathan                                  1,000              1,000(1)               0                   0
Lynn Miller                                 300,000            300,000(1)               0                   0
One World Capital
  Partners Limited                          100,000            100,000                  0                   0
Lawrence O'Shaughnessy                      345,000            311,700(1)          33,300                   *
Tami Otis                                     1,000              1,000(1)               0                   0
Ronald Owens                                 45,000             45,000(1)               0                   0
Ronald Parsons                               17,500             17,500(1)               0                   0
Chanel Penelton                               1,500              1,500(1)               0                   0
Piper Trust Co., Trustee, PHSK
  Money Purchase Pension &
  401K Profit Sharing Plans
  and Trust Roger Schronbrich
  Self Directed Account                      27,173             22,000              5,173                   *
Madeline Quail                                1,500              1,500(1)               0                   0
Research Works, Inc.                         75,000             75,000                  0                   0
Raymond D. Rossini                           24,618             22,000              2,618                   *
Saintday International Co. Ltd.             460,000             50,000            410,000             4.7%(3)
Ronald Schardt                               24,326             21,739              2,587                   *
Steven Schwab                                 7,500              7,500(1)               0                   0
Harley and Marion Shoemaker                  21,739             21,739                  0                   0
Robert Sloop                                 34,000             34,000(1)               0                   0
Elliot J. Smith                              93,041             93,041                  0                   0
Starter Corporation                         100,000            100,000                  0                   0
Sterling Trust, Trustee for
  Delmar R. Joyce IRA                        48,651             43,478              5,173                   *
John A. Sturgeon                             24,326             21,739              2,587                   *
Tenzer Greenblatt LLP                        55,000             55,000                  0                   0
E.M. Thompson Revocable
  Trust, E.M. Thompson, Trustee              21,739             21,739                  0                   0
Doy Unzicker and
  Sheila Unzicker, JTWROS                    24,326             21,739              2,587                   *
Arthur Wagner                                11,500             11,500(1)               0                   0
Larry Wagner                                 65,000             65,000(1)               0                   0
William G. Walters                           93,041             93,041                  0                   0
John W. Weekly                               24,326             21,739              2,587                   *
Adam Weith                                    1,000              1,000(1)               0                   0
Wayne Weyrauch                               88,000             88,000                  0                   0
Whale Securities Co., L.P.                  418,021            418,021(4)               0                   0
Michael White                                45,000             45,000(1)               0                   0
James Whitten                                 3,753              3,753                  0                   0
Irving Zambrano                               2,000              2,000(1)               0                   0
Alfredo Zelaya                                1,500              1,500(1)               0                   0


--------------------

*    Less than one percent.


(1) The holder is an employee of the Company and the shares of Common Stock being offered hereunder by such holder are issuable upon exercise of non-Plan options granted to such holder by the Company, except in the case of Lawrence O'Shaughnessy, Executive Vice President and Chief Operating Officer of the Company. The total number of shares being offered by Mr. O'Shaughnessy includes 60,000 shares originally issued to a supplier of the Company, of which Mr. O'Shaughnessy is the sole stockholder.


(2) Kirpet Co. is the street name for Kirkpatrick, Pettis, Smith, Polian Inc. ("KPSP").

(3) Assumes the exercise of all options and warrants held by the individual Selling Stockholder but no other options or warrants.


(4) Does not include shares held in the trading account of Whale Securities Co., L.P. ("Whale"). All of the warrants to purchase such shares are held in Whale's name for the account of its equity owners and/or certain of its employees. Whale was the underwriter of the Company's initial public offering and its secondary public offering completed in March 1993 and in consideration therefor was paid certain underwriting commissions and a nonaccountable expense allowance and was issued the Underwriter's Warrants (defined below).



     Of the shares of Common Stock offered for sale by the Selling Stockholders,
(1) 37,037 shares were issued to an investor pursuant to a private offering by the Company consummated in May 1994; (2) 894,431 shares of Common Stock were issued to investors in November 1994 upon the conversion of shares of Series A Convertible Preferred Stock of the Company acquired by such investors pursuant to a private offering by the Company consummated in October 1994; (3) 55,000 shares were issued in payment of certain legal services rendered to the Company in 1994; (4) 337,566 shares are issuable upon the exercise of warrants which were issued to KPSP and its designees in connection with the KPSP acting as placement agent for private offerings of securities by the Company that were consummated in October 1994 and 32,609 shares have been issued upon exercise of such warrants; (5) 653,646 shares are issuable upon the exercise of warrants (the "Underwriter's Warrants") issued to Whale and its designees in connection with Whale acting as underwriter of the Company's 1993 secondary public offering of securities and the warrants underlying such warrants; (6) 1,134,089 shares are issuable upon exercise of non-Plan options granted to employees, officers, a director and a former officer of the Company as incentives for continuing employment or for providing other services to the Company, and in the case of the Company's President, as consideration for guaranties of indebtedness of the Company issued by him; (7) 410,000 shares were issued in connection with the settlement of certain claims and litigation asserted against the Company and (8) warrants to purchase 75,000 shares which were issued to a consultant to the Company. The exercise price of warrants and options referred to above range from $1.00 to $5.00 per share and have expiration dates ranging from February 3, 1998 to December 31, 1999.


     Except as set forth below and in the footnotes to the above table, none of the Selling Stockholders has held any offices or maintained any material relationships with the Company or any of its predecessors during the past three years, other than providing services to the Company in the ordinary course of the Company's business. Lawrence O'Shaughnessy is Chief Operating Officer, Executive Vice President and a director of the Company. Gary Klein is Vice President of Finance of the Company. Barry Emanuel is a director of the Company. Whale was the Company's underwriter for the Company's 1989 and 1993 public offerings of securities. William G. Walters, Nicholas Anari, Cynthia Buckwalter and James Whitten are, and Messrs. Smith and Harlow were, officers or employees of Whale. Tenzer Greenblatt LLP has acted as counsel to the Company with respect to certain matters. KPSP acted as placement agent with respect to certain sales of the Company's securities during 1994.


     Each Class B Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price, initially, of $4.00, and each Class C Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price, initially, of $5.00, in each case until February 23, 1998. The Public Warrants are redeemable by the Company, with the consent of Whale upon 30 days' notice, at a price of $.25 per Public Warrant, provided that the closing sale price of the Common Stock on all of the 20 trading days ending on the third day prior to the day on which the Company gives notice has been at least 125% (currently $5.00, subject to adjustment, for the Class B Warrants and $6.25, subject to adjustment, of the Class C Warrants) of the then effective exercise price of the Warrants called for redemption. The holders of Public Warrants called for redemption have exercise rights until the close of business on the date fixed for redemption. The Company has agreed, in connection with the exercise of Public Warrants pursuant to solicitation, to pay to Whale a fee of five percent (5%) of the exercise price for each Public Warrant exercised, provided however, that Whale will not be entitled to receive such compensation in Public Warrant exercise transactions in which (i) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Public Warrant; (ii) the Public Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made in documents provided to holders of Public Warrants at the time of exercise;

(iv) the exercise of the Public Warrants is unsolicited; or (v) the transaction was in violation of Rule 10b-6 promulgated under the Exchange Act.


     The Public Warrants were issued pursuant to a Warrant Agreement between the Company and Continental Stock Transfer & Trust company, as Warrant Agent. Reference is made to said Warrant Agreement for a complete description of the terms and conditions therein the description herein contained being qualified in its entirety by reference thereto).

     The exercise price and number of shares of Common Stock or other securities issuable on exercise of the Public Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, no Public Warrant is subject to adjustment for issuance of Common Stock at a price below the exercise price of that Public Warrant, including the issuance of shares of Common Stock pursuant to the Company's stock option plan.

     The Public Warrants may be exercised upon surrender of the relevant Public Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check payable to the Company) to the Warrant Agent for the number of Public Warrants being exercised. The holders of Public Warrants do not have the rights or privileges of holders of Common Stock.

                              PLAN OF DISTRIBUTION

     The Common Stock may be offered and sold from time to time by the Selling Stockholders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales.


     Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer of shares of Common Stock being offered hereby by the Selling Stockholder, the Company will file a supplemental prospectus under the Securities Act of 1933, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.


                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

     Article Nine of the Company's Certificate of Incorporation and the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the Stat of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The forgoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article Ten of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for any monetary damages for breaches of fiduciary duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's employment agreement with Neil Cole provide that the Company shall indemnify him and hold him harmless for the consequences of all acts and decisions made by him in good faith while performing services for the Company. This agreement also require the Company to use its best efforts to obtain directors' and officers' liability insurance.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York, which has acted as special securities counsel for the Company. Such firm is the beneficial owner of 55,000 shares of Common Stock. Tenzer Greenblatt LLP acts as counsel for the Company in connection with certain legal matters unrelated to this offering.

                                     EXPERTS

     The consolidated financial statements incorporated by reference in the Company's Annual Report (Form 10-KSB) for the fiscal year ended January 31, 1995, have been audited by Ernst & Young LLP independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern mentioned in Note 2 to the consolidated financial statements) incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of the Registration Statement having been omitted pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

================================================================================
         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Underwriter or any Selling Stockholder. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the Securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                                -----------------



                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----
Available Information......................................
Information Incorporated by Reference......................
Prospectus Summary.........................................
Risk Factors...............................................
Use of Proceeds............................................
Selling Stockholders.......................................
Plan of Distribution.......................................
Indemnification............................................
Legal Matters..............................................
Experts....................................................
Additional Information.....................................


================================================================================


================================================================================


                          ----------------------------




                               6,579,378 Shares of

                                  Common Stock










                             ----------------------

                                 CANDIE'S, INC.
                            -------------------------

                                   PROSPECTUS
                            -------------------------






                                __________, 1996



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth various estimated expenses in connection with the sale and distribution of the securities being registered, all of which will be paid for by the Company.


         SEC registration fee...................    $4,012.20
         Printing and engraving expenses........     4,000.00
         Legal fees and expenses................           *
         Accounting fees and expenses...........           *
         Blue Sky fees and expenses.............           *
         Miscellaneous..........................           *
                                                    --------
                TOTAL...........................    $      *
                                                    ========



------------------------
*  to be provided by amendment.


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

     Article Nine of the Company's Certificate of Incorporation and the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the Stat of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The forgoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article Ten of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for any monetary damages for breaches of fiduciary duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Company's employment agreement with Neil Cole provide that the Company shall indemnify him and hold him harmless for the consequences of all acts and decisions made by him in good faith while performing services for the Company. This agreement also require the Company to use its best efforts to obtain directors' and officers' liability insurance.


(a)  Exhibits.

Exhibit Number
--------------

       5             Opinion of Tenzer Greenblatt LLP.*

      23.1           Consent of Ernst & Young LLP.

      23.2           Consent of Tenzer Greenblatt LLP (included  in
                     Exhibit 5).*
-----------
*To be filed by amendment

Item 17.  Undertakings.

A.   Rule 415 Undertakings.

     The  undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any additional or changed information with respect to the plan of distribution.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, that each post-effective amendment shall be deemed as a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To remove from registration by filing a post-effective amendment to any of the securities being registered which remain unsold at the end of the offering.

     B.   Indemnification Undertakings.

     Reference is made to the items of (i) the Delaware General Corporation Law,
(ii) the Company's Certificate of Incorporation, (iii) the Company's By-Laws and
(iv) the employment agreement of Mr. Neil Cole (described in Item 15 hereof), which provide for certain rights of indemnification for officers and directors of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   Signatures


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Purchase, State of New York on January 2, 1996.


                                            CANDIE'S, INC.


                                            By: /s/ Neil Cole
                                                -------------------------------
                                                Neil Cole, President and
                                                     Chief Executive Officer


     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Neil Cole and Lawrence O'Shaughnessy or either of them his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement of Candie's, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                          Date
---------                       -----                          ----


/s/ Neil Cole                   President,                     January 2, 1996
--------------------------      Chief Executive
Neil Cole                       Officer and Director
                                (Principal
                                Executive Officer)

/s/ Lawrence O'Shaughnessy      Chief Operating                January 2, 1996
--------------------------      Officer and
Lawrence O'Shaughnessy          Director



--------------------------      Director                                , 1996
Barry Emanuel


/s/ Gary Klein                  Vice President-                January 2, 1996
---------------------           Finance (Principal
Gary Klein                      Accounting and Financial
                                Officer)

\

                                  EXHIBIT INDEX


Exhibit No.  Description                                                Page No.
-----------  -----------                                                --------


     5       Opinion of Tenzer Greenblatt LLP*

  23.1       Consent of Ernst & Young LLP

  23.2       Consent of Tenzer Greenblatt LLP*
             (included in Exhibit 5)




* To be filed by amendment